Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THE EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 12, 2025 and effective as of the Effective Date (as defined below) is by and between STEPHEN MCANDREW (the “Executive”) and SONNET BIOTHERAPEUTICS, INC., a New Jersey corporation (the “Company”).

WHEREAS, the Executive has been employed as the Company’s SVP of Business Development since on or about 2019;

WHEREAS, the Executive and the Company agree that as of February 17, 2025 (the “Effective Date”), the Executive will serve as the Chief Business Officer of the Company; and

WHEREAS, the Executive agrees to be retained by the Company in such capacity in consideration of such compensation and benefits on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Company and the Executive agree to the following:

1.0 Employment by the Company.

1.1 Position. Subject to the terms and conditions set forth in this Agreement, the Company agrees as of the Effective Date, to employ the Executive in the position of Chief Business Officer, and the Executive hereby accepts such employment on the terms and conditions set forth in this Agreement. This Agreement shall become effective on the Effective Date.

1.2 Duties. As Chief Business Officer, the Executive will report to the President and Chief Executive Officer of the Company (the “CEO”), performing such duties that are normally associated with his position and such duties as are assigned to him from time to time consistent with that position, subject to the oversight and direction of the CEO. During the term of the Executive’s employment with the Company, the Executive will work on a full-time basis for the Company and will devote his best efforts and substantially all his business time and attention to the business of the Company. The Executive shall travel on behalf of the Company as may be necessary or advisable for the best interests of the Company.

1.3 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Company will provide the Executive and his family with comprehensive health insurance benefits (or reimburse him for purchasing such insurance) at the Company’s expense. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control Company has a 401(k) planwhich you can participate in. The Executive shall be eligible to participate in all qualified and non-qualified savings and retirement plans and other compensation benefit plans and programs made generally available to other employees of the Company.

1.4 Vacation. During the term of this Agreement, the Executive shall receive four (4) weeks of vacation per full calendar year (prorated for any partial calendar year of employment), subject to the Company’s vacation policies and procedures as in effect or amended from time to time, which vacation time shall accrue pro-rata on a pay period basis. The Executive may not carryover any earned but unused vacation time from any calendar year to any subsequent calendar year unless otherwise expressly permitted by applicable Company policies or the Board.

2.0 Compensation.

2.1 Base Salary. The Company shall compensate the Executive for his services under this Agreement at the annual rate of Three Hundred Thirty Thousand Dollars ($330,000) (the “Base Salary”), payable in bi-weekly installments, with the pay periods subject to adjustment by the Company in its sole discretion, and subject to applicable federal and state payroll withholding requirements.

2.2 Performance Bonus. The Company may pay to the Executive a bonus (the “Performance Bonus”) of up to thirty five percent (35%) of his Base Salary that will be determined based upon performance compared to one or more target metrics established annually by the Compensation Committee of the Board, or the full Board, in their sole discretion and communicated to the Executive in writing promptly after such determination. The Performance Bonus will be paid subject to applicable federal and state payroll withholding requirements. The Executive must be actively employed in good standing on the payment date (typically by March 15 of the subsequent year to which the Performance Bonus is based) to be eligible to receive a Performance Bonus.

2.3 Stock Options. Company has a stock option plan including RSUs and RSAs, the Board may be awarding at their discretion such awards on a periodic basis.

2.4 Expense Reimbursement. The Company will reimburse Executive for his reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time. The reimbursement will apply to all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive, are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.0 Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations. As a condition of employment, the Executive agrees to execute and abide by an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement attached as Exhibit A (the “Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4.0 Termination of Employment. The parties acknowledge that the Executive’s employment relationship with the Company is at-will, meaning either the Company or the Executive may terminate the Executive’s employment at any time, with or without cause or advance notice. The provisions in this Section 4.0 govern the amount of compensation, if any, to be provided to the Executive upon termination of employment and do not alter his at-will status.

4.1 Termination by the Company without Cause or termination by the Executive for Good Reason.

a. The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 4.1 at any time, in accordance with Section 4.6, without “Cause” (as defined in Section 4.3(b) below) by giving notice as described in Section 5.1 of this Agreement. A termination pursuant to Section 4.5 below is not a termination without “Cause” for purposes of receiving the benefits described in Sections 4.1 or Section 4.2.

b. In the event that the Company terminates Executive’s employment at any time without Cause or Executive terminates his employment with the Company for Good Reason and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section l.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”), then the Executive shall be entitled to receive the Accrued Obligations (defined below). If the Executive complies with the obligations in Section 4.1 (c) below with respect to timely signing and not revoking his acceptance of a Release, the Executive shall also be eligible to receive the following “Severance Benefits”:

i. The Company will pay Executive an amount equal to Executive’s then current Base Salary for nine (9) months, less all applicable withholdings and deductions, paid in equal installments on the Company’s normal payroll schedule following the termination date, with the first payment beginning on the Severance Pay Commencement Date (as defined in Section 4.l(c) below), and the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the cash severance payments that the Company would have paid Executive through such date had the payments commenced on the effective date of termination through the Severance Pay Commencement Date.

ii. The Company will pay any performance bonus if awarded by the Board for the performance year in which Executive’s termination occurs. This bonus will be payable subject to standard federal and state payroll withholding requirements in a lump sum payment on the Severance Pay Commencement Date.

iii. If the Executive is enrolled in the Company’s health insurance plan at the time of a Separation of Service and timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) nine (9) months following the termination date (the “COBRA Severance Period’’); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

c. The Executive will be paid all the Accrued Obligations on the Company’s first payroll date after the Executive’s date of termination from employment or earlier if required by law. The Executive shall receive the Severance Benefits pursuant to Section 4.l (b) or the Change in Control Severance Benefits (defined below) pursuant to 4.2 (a) of this Agreement, as applicable, if: (i) the Executive executes and does not revoke a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the “Release”) and the Release is enforceable and effective as provided in the Release on or before the date that is the sixtieth (60th) day following the effective date of termination (such 60th day, the “Severance Pay Commencement Date”); (ii) he holds any other positions with the Company, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the Proprietary Information Agreement; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in Release.

d. For purposes of this Agreement, “Accrued Obligations” are (i) the Executive’s accrued but unpaid Base Salary through the date of termination, including unused, accrued vacation time; (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

e. The Severance Benefits provided to Executive pursuant to this Section 4.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

f. Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 4.l (b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

g. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (i) any reduction of twenty-five percent (25%) or more in the Executive’s Base Salary (other than a corresponding reduction in base salary for other similarly situated employees); (ii) a material breach of this Agreement by the Company; (iii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by twenty-five (25) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

4.2 Termination by the Company without Cause or by Executive for Good Reason Coincident with a Change in Control.

a. If Executive’s employment by the Company is terminated by the Company or any successor entity without “Cause” (and not due to Disability or death) or by Executive for Good Reason within two (2) months prior to or within twelve (12) months following the effective date of a “Change in Control” (as defined in the Company’s Equity Incentive Plan, as such plan may be amended from time to time), provided that such termination constitutes a Separation from Service, without regard to any alternative definition thereunder, then in addition to paying or providing Executive with the Accrued Obligations and subject to compliance with Section 4.l (c), the Company will provide the following “Change in Control Severance Benefits”:

i. The Company will pay Executive an amount equal to Executive ‘s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions, paid in equal installments on the Company’s normal payroll schedule following the date of Separation from Service, with the first payment beginning on the Severance Pay Commencement Date, and the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the cash severance payments that the Company would have paid Executive through such date had the payments commenced on the effective date of termination through the Severance Pay Commencement Date.

ii. The Company will pay performance bonus for the performance year in which Executive’s termination occurs. This bonus will be payable subject to standard federal and state payroll withholding requirements in a lump sum payment on the Severance Pay Commencement Date.

iii. If the Executive is enrolled in the Company’s health insurance plan at the time of a Separation of Service and timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) eighteen (18) months following the termination date (the “COBRA Severance Period”); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in the Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

iv. Notwithstanding the terms of any equity plan or award agreement to the contrary, the time-based vesting conditions applicable to all of Executive’s outstanding stock options and/or other equity awards subject to time-based vesting requirements as of Executive ‘s termination date shall vest as follows: (A) if such termination occurs within two (2) months prior to or on the effective date of a Change in Control, the time-based vesting shall accelerate and be deemed to be satisfied as of the date of Executive’s termination, and (B) if such termination occurs within twelve (12) months following the effective date of a Change in Control, in the event any surviving corporation or acquiring corporation assumes Executive’s stock options and/or other equity awards, as applicable, or substitutes similar stock options or equity awards for Executive’s stock options and/or equity awards, as applicable, in accordance with the terms of the Company’s equity incentive plans, the time-based vesting of all of such stock options and/or equity awards (or any substitute stock options or equity awards), as applicable, shall be accelerated in full as of the date of termination. For the avoidance of doubt, the accelerated vesting provided under this Section 4.2(a)(iii) shall not apply to any liquidity event or performance-based vesting conditions applicable to any of Executive’s outstanding stock options and/or other equity awards as of the date of termination.

b. The Change in Control Severance Benefits provided to Executive pursuant to this Section 4.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program, including but not limited to the Severance Benefits described in Section 4.l(b). For the avoidance of doubt, in no event shall Executive be entitled to benefits under both Section 4.l(b) and this Section 4.2. If Executive is eligible for benefits under both Section 4.1(b) and this Section 4.2, or if Executive begins receiving benefits under Section 4.1(b) and later becomes eligible for benefits under Section 4.2, Executive shall receive the benefits set forth in this Section 4.2 and such benefits will be reduced by any benefits previously provided to Executive under Section 4.1(b).

c. Any damages caused by the termination of the Executive’s employment without Cause or for Good Reason following a Change in Control would be difficult to ascertain; therefore, the Change in Control Severance Benefits for which Executive is eligible pursuant to Section 4.2(a) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not as a penalty.

4.3 Termination by the Company for Cause.

a. The Company shall have the right to terminate Executive’s employment with the Company at any time, in accordance with Section 4.6, for Cause by giving notice as described in Section 5.1 of this Agreement. In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

b. “Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties ; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of thirty(30) days without cure after written notice of such failure (to the extent curable); or (vii) breach of fiduciary duty.

4.4 Resignation by Executive.

a. Executive may resign from Executive’s employment with the Company at any time, in accordance with Section 4.6, by giving notice as described in Section 5.1.

b. In the event Executive resigns from Executive’s employment with the Company for any reason other than Good Reason in accordance with Sections 4.1 or 4.2, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

4.5 Termination by Virtue of Death or Disability of Executive.

a. In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, in accordance with Section 4.6, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

b. Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, and in accordance with Section 4.6, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for 180 days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

4.6 Notice; Effective Date of Termination.

a. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

i. immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause;

ii. immediately upon the Executive’s death or Disability;

iii. thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation (in which case the Company’s obligation to provide continued compensation shall cease); or

iv. for a termination for Good Reason, immediately upon the Executive’s full satisfaction of the requirements of Section 4.l(g).

b. In the event notice of a termination under subsections (a)(i) or (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 5.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

4.7 Cooperation with Company after Termination of Employment.

During the term of employment as well as following termination of the Executive’s employment for any reason, the Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. In addition, for twelve (12) months after Executive’s employment with the Company ends for any reason, Executive agrees to reasonably cooperate fully with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Subject to the Executive providing advance written notice for the request and sufficient detail to support the expenses, the Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation but including reasonable travel, lodging, meal expenses and legal fees and in addition, the Executive shall be entitled to a per diem amount for his services equal to his most recent annualized Base Salary under this Agreement, and will make reasonable efforts to accommodate Executive’s scheduling needs.

4.8 Application of Section 409A.

It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections l.409A-l (b)(4) and l.409A- l(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless the Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section l .409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6. No interest shall be due on any amounts deferred pursuant to this Section 6.8. To the extent that any Severance Benefits are deferred compensation under Section 409A of the Code and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of any such Severance Benefit will not be made or begin until the later calendar year.

4.9 Indemnification.

The Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding (or threatened action, suit or proceeding) to which Executive might be a party by reason of being an officer, Director, or employee of the Company or of any subsidiary or Affiliate of the Company. The Company shall provide, at its expense, Directors and Officers insurance for Executive in amounts reasonably satisfactory to Executive, to the extent such insurance is available at reasonable rates, which determination shall be made by the Board of Directors. (“Affiliate”) shall mean and include any person, corporation or other entity controlling, controlled by or under common control with the corporation in question.

4.10 Section 280G.

Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Agreement or otherwise from the Company or any person or entity are considered “parachute payments” under Section 280G of the Code, then such parachute payments will be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company Group under such section, but only if, by reason of such reduction, the net after tax benefit to Executive will exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement will mean the sum of (i) the total amounts payable to the Executive under this Agreement , plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 6.9 will be made at the Company’s expense by a nationally recognized certified public accounting firm as may be designated by the Company prior to a change in control (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment will forthwith be paid to Executive or refunded to the Company, as the case may be. Any reduction in payments required by this Section 6.9 will occur in the following order: (1) any cash severance, (2) any other cash amount payable to Executive, (3) any employee benefit or perquisite valued as a “parachute payment,” (4) the acceleration of vesting of any equity awards that are options, and (5) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

5.0 General Provisions.

5.1 Notices. Any notices required or permitted under this Agreement to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to the Executive at either the Executive’s address as listed on the Company’s payroll records, or the Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (I0) days advance written notice to the other.

5.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction. In such event, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained in this Agreement.

5.3 Survival. Provisions of this Agreement that by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination for such period as may be appropriate under the circumstances.

5.4 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.5 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including any prior employment agreement between the parties. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information Agreement and have or may enter into separate agreements related to the stock options. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

5.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that facsimile and scanned image copies of signatures will suffice as original signatures.

5.7 Withholding Taxes. The Company will be entitled to withhold from any payment due to Executive under this Agreement any amounts required to be withheld by applicable tax laws or regulations.

5.8 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

5.9 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

5.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New Jersey.

5.11 Dispute Resolution. This section shall be interpreted in accordance with the Federal Arbitration Act. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Princeton, New Jersey area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, the Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SONNET BIOTHERAPEUTICS, INC.

By:	/s/ Pankaj Mohan, Ph.D.
Name:	Pankaj Mohan, Ph.D.
Title:	President & Chief Executive Officer

EXECUTIVE:

/s/ Stephen McAndrew
Stephen McAndrew